                                                                     Exhibit 5.6

                [LETTERHEAD OF BROWN RUDNICK BERLACK ISRAELS LLP]

                                                     September 9, 2005

Elan Finance public limited company
Elan Finance Corp.
Elan Corporation, plc
c/o Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland

RE:  7 3/4% SENIOR FIXED RATE NOTES DUE 2011 AND SENIOR FLOATING NOTES DUE 2011
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Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Elan Finance Corp., a
Delaware corporation, and Elan Finance public limited company, an Irish public limited company (together the "Co-Issuers"), and to Elan Corporation, plc, an
Irish public limited company, and Elan Holdings, Inc. (the "Massachusetts
Guarantor") in connection with the Co-Issuers' offer to exchange up to
$850,000,000 of the Co-Issuers' 7 3/4% Senior Fixed Rate Notes due 2011 and up
to $300,000,000 of the Co-Issuers' Senior Floating Rate Notes due 2011
(together, the "Exchange Notes") for an identical principal amount at maturity of the Co-Issuers' outstanding 7 3/4% Senior Fixed Rate Notes due 2011 and the
Co-Issuers' outstanding Senior Floating Rate Notes due 2011 (together the
"Outstanding Notes"). The Exchange Notes are to be issued pursuant to an
Indenture dated as of November 16, 2004 among the Co-Issuers, the Massachusetts
Guarantor, the other guarantors party thereto and The Bank of New York, as
Trustee (the "Trustee") (the "Indenture") and when issued, will be guaranteed by the Massachusetts Guarantor. The Co-Issuers, the Massachusetts Guarantor, the
other guarantors party thereto and The Bank of New York, as Global Note
Depository and Custodian, are also party to a Deposit and Custody Agreement dated as of November 16, 2004 (the "Deposit Agreement"), pursuant to which the parties thereto have agreed to matters governing the transfer and deposit of the
Outstanding Notes and the Exchange Notes.

     We have examined, are familiar with, and have relied as to factual matters solely upon, originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Indenture, (ii) the Deposit Agreement and (iii) such corporate documents and records of the Co-Issuers and the

            Elan Finance public limited company
            Elan Finance Corp.
            Elan Corporation, plc
            September 9, 2005

Massachusetts Guarantor and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Co-Issuers and the Massachusetts Guarantor and others.

     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the
Indenture and the Deposit Agreement have been duly authorized, executed and delivered by the Massachusetts Guarantor.

     This opinion is limited to the laws of The Commonwealth of Massachusetts.
This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the
Co-Issuers' Registration Statement on Form F-4 to be filed with the United
States Securities and Exchange Commission with respect to the Exchange Notes and the Guarantees, without admitting we are "experts" within the meaning of the
Securities Act of 1933, as amended, or the rules and regulations of the
Commission thereunder with respect to any part of the Registration Statement.

                                               Very truly yours,

                                           /S/ BROWN RUDNICK BERLACK ISRAELS LLP